Exhibit 99.1

USANA Health Sciences Provides Preliminary First Quarter Net Sales and Updates Fiscal Year 2019 Outlook

SALT LAKE CITY--(BUSINESS WIRE)--April 2, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced preliminary first quarter net sales and updated its outlook for fiscal year 2019. The Company anticipates that first quarter 2019 net sales will range between $270 and $273 million, compared with $292 million in the prior-year period.

In conjunction with the Company’s earnings release and Form 8-K filed on February 5, 2019, the Company provided its full-year guidance for fiscal year 2019 and, in doing so, disclosed that it anticipated a softer first quarter due to limited promotional activity in each of its regions. The lack of promotional activity during the quarter, however, had a larger-than-expected impact on sales. Additionally, net sales in the Company’s mainland China market were unfavorably impacted by negative media coverage of the health product industry and direct selling industry in China throughout the quarter in connection with the 100-day review1 of these industries by the Chinese government, as disclosed by the Company in its Form 10-K filed with the Securities and Exchange Commission on February 26, 2019. These events resulted in softer-than-expected sales for the quarter and have reduced the likelihood of the Company achieving the high end of its previously issued full-year guidance. Consequently, the Company has updated its full-year guidance as follows:

	Q1 2019 Preliminary Results	Full-Year 2019 Original Guidance Range	Full-Year 2019 Revised Guidance Range
Net sales	$270 - $273 million	$1.25 - $1.30 billion	$1.21 - $1.26 billion
EPS - diluted	$0.97 - $1.01	$5.25 - $5.55	$5.00 - $5.35

“We are updating our outlook for 2019 ahead of our regularly scheduled earnings release to maintain transparency with investors,” said Kevin Guest, Chief Executive Officer. “Our operating plan for 2019 originally called for increasing promotional activity as the year progressed. The lack of promotional activity during the quarter, however, had a more significant impact on our world-wide momentum than we originally anticipated, particularly during the seasonal slow-down that we experience in many of our markets during Chinese New Year. Additionally, the Chinese government’s 100-day review of the health product and direct selling industries in China has been accompanied by negative media coverage in China. The 100-day review and resulting negative media coverage had a more significant impact on first quarter net sales in China than we originally anticipated.”

Guest continued, “We have several incentives and promotions that are set to begin during the second quarter. We have also added a few additional incentives and promotions during the year that are designed to drive growth. Additionally, we expect that the 100-day review will conclude during the second quarter, which should allow us to return to a more typical operating environment in China. We are confident that these initiatives, as well as our plans for the remainder of the year, will drive sales growth during 2019, although at a lower growth rate than previously estimated.”

Final first quarter results will be released after the close of market Tuesday, April 30, 2019. The above statements reflect the Company’s preliminary estimates and views on market trends observed in the first quarter of 2019 and are based on information available as of the date hereof.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China associated with the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China in connection with the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof, except as required by law.

1 In January 2019, following unfavorable media coverage of certain health product companies and direct selling companies, several departments of the Chinese government initiated a 100-day review of health product and direct selling companies in China. This 100-day review requires direct-selling companies to conduct a self-assessment of the regulatory compliance of their business and to provide information to the government regarding the same. The 100-day review will also entail a review of a company's regulatory compliance by various departments of the Chinese government. During this review period, the Chinese government has, among other things, (i) instructed direct selling companies to not hold large distributor meetings, and (ii) suspended its application review process for direct sales licenses and authorizations.

CONTACT:
Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280